                                                                     EXHIBIT 2.1

                             CONTRIBUTION AGREEMENT

         This Contribution Agreement (this "Agreement") is being entered into on this the 4th day of November, 1999 between WT Technologies, Inc., a Georgia corporation (the "Transferee"), Arthur H. Ltd., a Virginia corporation d/b/a International Software Products (the "Target"), and Christopher M. Brittin, Susan R. Hopley, F. Gilmer Siler and Gary D. Smith and Jean H. Smith, as Trustees of the Gary D. Smith and Jean H. Smith Trust, each of whom is a shareholder of the Target (the "Transferors"). The Transferee, the Transferors, and the Target are sometimes referred to collectively herein as the "Parties".

                               W I T N E S S E T H

         WHEREAS, the Transferors are the record holders and beneficial owners of all of the issued and outstanding capital stock of the Target;

         WHEREAS, the Transferors desire to transfer and the Transferee desires to accept all of the issued and outstanding Target Shares (as defined below) on the terms and subject to the conditions hereinafter set forth;

         WHEREAS, this Agreement contemplates a transaction in which the Transferors will transfer all of the outstanding capital stock of the Target to the Transferee in return for (i) cash, (ii) the Transferee Notes (as defined below), and (iii) an equity ownership interest in the Transferee, all as more specifically described herein; and

         WHEREAS, the Parties expressly intend that the transaction contemplated by this Agreement constitute a transfer of property (i.e., Target Shares) by the Transferors in exchange for common stock of the Transferee (plus additional non-stock consideration) where the Transferors constitute some of a larger group of transferors who are collectively intending to participate in a series of transactions with the Transferee that taken together, qualify as a "Section 351 exchange" within the meaning of Section 351 of the Code.

         NOW THEREFORE, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties, and covenants herein contained, the Parties agree as follows.

1. DEFINITIONS. CAPITALIZED TERMS USED BUT NOT OTHERWISE DEFINED HEREIN SHALL HAVE THE following meanings:

         "ACCREDITED INVESTOR" has the meaning set forth in Regulation D promulgated under the Securities Act.

         "ADVERSE CONSEQUENCES" means all actions, suits, proceedings, hearings, investigations, charges, complaints, claims, demands, injunctions, judgments, orders, decrees, rulings, damages, dues, penalties, fines, costs, amounts paid in settlement, liabilities, obligations, taxes, liens, losses, expenses, and fees, including court costs and reasonable attorneys' fees and expenses.

         "AFFILIATE" has the meaning set forth in Rule 12b-2 of the regulations promulgated under the Securities Exchange Act.

         "AFFILIATED GROUP" means any affiliated group within the meaning of
Section 1504(a) of the Code.

         "APPLICABLE RATE" means the "prime rate" as published in the Wall Street Journal from time to time.

         "BCD" means BCD Technology, Inc., a Georgia corporation.

         "CLOSING" means the consummation of the transactions contemplated by this Agreement.

         "CLOSING DATE" means the date upon which this Agreement is executed by all of the Parties hereto.

         "COBRA" means the requirements of Part 6 of Subtitle B of Title I of ERISA and Code Section 4980B.

         "CODE" means the Internal Revenue Code of 1986, as amended.

         "EMPLOYEE BENEFIT PLAN" means any agreement, arrangement, commitment, policy or understanding of any kind (whether written or oral) which (i) makes available retirement or welfare benefits; (ii) pertains to the present or former employees, retirees, directors or independent contractors (or their beneficiaries, dependents or spouses) of the Target, its predecessors in interest or any ERISA Affiliate; and (iii) is currently or expected to be adopted, maintained by, sponsored in whole or in part by, or contributed to by the Target, any of its predecessors in interest or any ERISA Affiliate or as to which the Target, any of its predecessors in interest or any ERISA Affiliate has any ongoing liability or obligation whatsoever including, but not limited to, all: (a) employee benefit plans as defined in Section 3(3) of ERISA; (b) other deferred compensation, early retirement, incentive, profit-sharing, thrift, stock ownership, stock appreciation rights, bonus, stock option, stock purchase, severance, educational assistance, employee assistance, welfare or vacation, or other nonqualified benefit plans or arrangements; and (c) trusts, insurance policies or other funding media for the plans and arrangements described hereinabove.

         "EMPLOYEE PENSION BENEFIT PLAN" has the meaning set forth in ERISA
Section 3(2).

         "EMPLOYEE WELFARE BENEFIT PLAN" has the meaning set forth in ERISA
Section 3(l).

         "ENVIRONMENTAL, HEALTH AND SAFETY REQUIREMENTS" shall mean all federal, state, local and foreign statutes, regulations, ordinances and similar provisions having the force or effect of law, all judicial and administrative orders and determinations, and all common law concerning public health and safety, worker health and safety and pollution or protection of the environment, including without limitation all those relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, threatened release, control, or cleanup of any hazardous materials, substances or wastes, chemical substances or mixtures, pesticides, pollutants, contaminants, toxic chemicals, petroleum products or byproducts, asbestos, polychlorinated biphenyls, noise or radiation.

         "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

         "ERISA AFFILIATE" means each entity which is treated as a single employer with the Target for purposes of Section 414 of the Code.

         "FIDUCIARY" has the meaning set forth in ERISA Section 3(21).

         "GAAP" means United States generally accepted accounting principles as in effect from time to time.

         "INTELLECTUAL PROPERTY" means (a) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications, and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions, and reexaminations thereof, (b) all trademarks, service marks, trade dress, logos, trade names, and corporate names, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith, (c) all copyrightable works, all copyrights, and all applications, registrations, and renewals in connection therewith, (d) all mask works and all applications, registrations, and renewals in connection therewith, (e) all trade secrets and confidential business information (including ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals), (f) all computer software (including data and related documentation), (g) all other proprietary rights, (h) all copies and tangible embodiments thereof (in whatever form or medium), and (i) all contracts, agreements or understandings relating to any of the above items that are owned or used by the Target.

         "KNOWLEDGE" means actual knowledge after reasonable investigation.

         "MAJORITY TRANSFERORS" means Christopher M. Brittin, Susan R. Hopley and F. Gilmer Siler.

         "MULTIEMPLOYER PLAN" has the meaning set forth in ERISA Section 3(37).

         "ORDINARY COURSE OF BUSINESS" means the ordinary course of business consistent with past custom and practice (including with respect to quantity and frequency).

         "PERSON" means an individual, a partnership, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, or a governmental entity (or any department, agency, or political subdivision thereof).

         "REORGANIZATION" means the transactions pursuant to which the Transferee will acquire all of the issued and outstanding shares or other interests in the Target and the Transferee Affiliates.

         "REPORTABLE EVENT" has the meaning set forth in ERISA Section 4043(b).

         "SECURITIES ACT" means the Securities Act of 1933, as amended.

         "SECURITIES EXCHANGE ACT" means the Securities Exchange Act of 1934, as amended.

         "SECURITY INTEREST" means any mortgage, pledge, lien, encumbrance, charge, or other security interest, other than (a) mechanic's, materialmen's, and similar liens for amounts not yet due and payable, and (b) liens for taxes not yet due and payable or for taxes that the taxpayer is contesting in good faith through appropriate proceedings.

         "SUBSIDIARY" means any corporation or other entity with respect to which a specified Person (or a Subsidiary thereof) owns a majority of the capital stock or has the power to vote or direct the voting of sufficient securities to elect a majority of the directors or has the power to direct the management of such corporation or other entity.

         "TARGET SHARES" means all issued and outstanding shares of the common stock, par value $1.00 per share, of the Target.

         "TAX" (and, with correlative meaning, "Taxes" and "Taxable") means any federal, state, county, local or foreign taxes, charges, fees, duties (including customs duties), levies or other assessments, including income, gross receipts, net proceeds, ad valorem, turnover, real and personal property (tangible and intangible), sales, use, franchise, excise, value added, stamp, leasing, lease, user, capital, registration, transfer, fuel, excess profits, occupational, interest equalization, windfall profits, license, payroll, environmental, capital stock, disability, severance, employee's income withholding, other withholding, unemployment and Social Security taxes, which are imposed by any taxing authority, and such term shall include any interest, penalties or additions to tax attributable thereto.

         "TAX RETURN" shall mean any report, return or other information required to be supplied to a taxing authority in connection with any Taxes.

         "TRANSFEREE AFFILIATES" shall mean WTT, Travel Technologies Group, L.L.C. and BCD.

         "TRANSFERORS' REPRESENTATIVE" shall mean Susan R. Hopley.

         "WTT" shall mean WorldTravel Technologies, L.L.C., a Georgia limited liability company.

2.       TRANSFER OF TARGET SHARES.

         (a) Basic Transaction. On and subject to the terms and conditions of this Agreement, each Transferor agrees to transfer to the Transferee, all of his Target Shares for the consideration specified below in this Section 2.

         (b) Consideration. Subject to the adjustments set forth in Section 2(c) hereof, the aggregate consideration to be provided to the Transferors for the Target Shares shall be Seven Million Eight Hundred Thousand Dollars ($7,800,000) less the Transferors' calculation of Tangible Net Worth Shortfall (the "Aggregate Consideration"). The Aggregate Consideration shall be payable to the Transferors at Closing as follows:

                  (i) First, Five Million Dollars ($5,000,000) of the Aggregate Consideration shall be in the form of 289,781 shares of common stock, par value $.01 per share, of the Transferee (the "Transferee Shares"); provided, however, that thirty percent (30%) of the number of Transferee Shares (the "Escrow Shares") shall, at the Closing, be pledged to the Transferee as security for any Consideration Adjustment (as defined below) and the Transferors' indemnification obligations under Section 5 hereof, and such shares shall be held in escrow and released pursuant to the Escrow Agreement attached hereto as Exhibit A (the "Escrow Agreement"). The parties acknowledge and agree that they have attempted to structure the Escrow Agreement so that the Escrow Shares will satisfy the Internal Revenue Service advance ruling guidelines for Section 351 exchanges set forth in Section 3.06 of Rev. Proc. 77-37, as amplified by Rev. Proc. 84-42. At the Closing, the Transferee shall deliver to each Transferor a certificate or certificates representing the number of Transferee Shares to which each such Transferor is entitled as of the Closing, and shall issue separate share certificates to cover the Escrow Shares to be pledged and held pursuant to the Escrow Agreement;

                  (ii) Next, Eight Hundred Thousand Dollars ($800,000) of any remaining Aggregate Consideration shall be payable to each Transferor by a promissory note in the form of Exhibit B attached hereto (the "Transferee Notes"). The Transferee Notes shall have, in the aggregate, a principal amount of Eight Hundred Thousand Dollars ($800,000) and interest thereon shall be calculated at the Applicable Rate; and

                  (iii) Next, the balance of any remaining Aggregate Consideration shall be paid to the Transferors at Closing by wire transfer or delivery of other immediately available funds.

The Aggregate Consideration shall be allocated among and paid to the Transferors in proportion to each such Transferor's respective holdings of Target Shares as set forth in paragraph (v) of the Transferors' Disclosure Schedule ("Percentage Interest").

         (c)      Consideration Adjustment.

                  (i) Simultaneous with the execution of this Agreement, the Transferors have delivered to the Transferee (A) an unaudited balance sheet of the Target, based on and prepared in a manner consistent with the Target Most Recent Financial Statement (as defined below), as of the close of business on the day immediately preceding the Closing Date (the "Closing Balance Sheet"), and (B) the Transferors' calculation of any Tangible Net Worth Shortfall (as defined below) based thereon. As used herein, "Tangible Net Worth Shortfall" means the amount by which Tangible Net Worth (as defined below) is less than Zero Dollars ($0) on an applicable balance sheet. As used herein, the term "Tangible Net Worth" means the total assets of the Company as reflected on the applicable balance sheet minus intangible assets and total liabilities of the Company as reflected on the applicable balance sheet, determined as of the close of business on the day immediately preceding the Closing Date; provided, however, that "Tangible Net Worth" shall not include capitalized software costs and costs related to Navigator Software (and no depreciation associated therewith shall be included in the calculation of Tangible Net Worth).

                  (ii) The Transferee and its accountants shall have sixty (60) days following receipt of the Closing Balance Sheet and the Transferors' calculation of Tangible Net Worth Shortfall to review such items, and, at the Transferee's option, perform an audit thereon. The Closing Balance Sheet and the Transferors' calculation of Tangible Net Worth Shortfall shall become final and binding on the Parties (A) unless the Transferee gives written notice to the Transferors' Representative of its disagreement with the Closing Balance Sheet and/or the Transferors' calculation of Tangible Net Worth Shortfall (a "Notice of Disagreement") within such sixty (60) day period or (B) at such earlier time as the Transferee notifies the Transferors' Representative of its acceptance of the Closing Balance Sheet and the Transferor's calculation of Tangible Net Worth Shortfall. Any Notice of Disagreement shall specify in reasonable detail the nature of any disagreement so asserted. During the thirty (30) days immediately following the delivery of any Notice of Disagreement, the Transferee and the Transferors' Representative shall seek in good faith to resolve in writing any differences which they may have with respect to any matter specified in such Notice of Disagreement. At the end of such thirty (30) day period, the Transferee and the Transferors' Representative shall submit to an accounting firm mutually agreed upon by the Transferee and the Transferors' Representative (the "Accounting Firm") for review and resolution any and all matters which remain in dispute and which were included in any Notice of Disagreement, and the Accounting Firm shall reach a final, binding resolution of all matters which remain in dispute, which final resolution shall be (w) in writing, (x) furnished to the Transferee and the Transferors' Representative as soon as practicable after the items in dispute have been referred to the Accounting Firm, (y) made in accordance with this Agreement, and (z) conclusive and binding upon the Parties. If a timely Notice of Disagreement is delivered by the Transferee with respect to the Closing Balance Sheet and/or the Transferors' calculation of Tangible Net Worth Shortfall, the Closing Balance Sheet and calculation of Tangible Net Worth Shortfall (as revised, if at all, in accordance with clauses (A) or (B) below) shall become final and binding upon the Parties on the earlier of (A) the date the Transferee and the Transferors' Representative resolve in writing any differences they have with respect to any matter specified in a Notice of Disagreement, or (B) the date any matters in dispute are finally resolved in writing by the Accounting Firm (as defined below) (the date on which the Closing Balance Sheet and calculation of Tangible Net Worth Shortfall, as revised, if at all, in accordance with clauses (A) or (B) above, become final and binding is referred to as the "Final Determination Date"; such final and binding Closing Balance Sheet is referred to as the "Final Closing Balance Sheet"; and such calculation of any Tangible Net Worth Shortfall is referred to as the "Final Tangible Net Worth Shortfall"). The Transferee and the Transferors shall disclose to each other any past or present material relationship with the Accounting Firm (including any past or present material relationship between the Target and the Accounting Firm). The Transferee and the Transferors covenant that they will not enter into, or arrange to enter into, any additional relationship with the Accounting Firm until after the Final Determination Date. Each Party shall pay its own costs and expenses incurred in connection with such dispute resolution; provided, however, that the fees and expenses of the Accounting Firm shall be borne fifty percent (50%) by the Transferee and fifty percent (50%) by the Transferors, pro rata based on each such Transferors' Percentage Interest. The Transferors hereby appoint the Transferors' Representative as their attorney-in-fact to make all decisions on behalf of the Transferors with respect to the matters set forth in this Section 2, and acknowledge that such appointment is irrevocable and coupled with an interest.

                  (iii) Upon the determination of the Final Closing Balance Sheet and calculation of the Final Tangible Net Worth Shortfall in accordance with this Section 2(c), the following Consideration Adjustment (as hereinafter defined) will be payable, as applicable, in accordance with Section 2(c)(iv):
(x) if the Final Tangible Net Worth Shortfall is greater than the Transferor's calculation of Tangible Net Worth Shortfall (the "Estimated Tangible Net Worth Shortfall"), then each Transferor shall pay to the Transferee its pro rata portion, based on each such Transferor's Percentage Interest, of the amount by which the Final Tangible Net Worth Shortfall is greater than the Estimated Tangible Net Worth Shortfall; (y) if the Final Tangible Net Worth Shortfall equals the Estimated Tangible Net Worth Shortfall, then there shall be no adjustment hereunder; and (z) if the Final Tangible Net Worth Shortfall is less than the Estimated Tangible Net Worth Shortfall, the Transferee shall pay to the Transferors their pro rata portion, based on each such Transferor's Percentage Interest, of the amount by which the Estimated Tangible Net Worth Shortfall exceeds the Final Tangible Net Worth Shortfall; provided, however, that in no event shall the Transferee be obligated to pay to the Transferors (including any payment under this Section 2(c)(iii)) an aggregate amount for the Target Shares in excess of $7,800,000. The required adjustments to the Aggregate Consideration pursuant to this Section 2(c)(iii) shall be referred to as the "Consideration Adjustment".

                  (iv) Any Consideration Adjustment pursuant to Section 2(c)(iii) hereof shall be satisfied as follows: each Transferor shall pay to the Transferee, in immediately available funds, its pro rata portion of the Consideration Adjustment and such payment shall be made within three (3) business days following the Final Determination Date; provided, however, that if the Final Determination Date is the Closing Date and the Transferee is entitled to a Consideration Adjustment in its favor pursuant to Section 2(c)(iii) hereof, the Transferee shall deduct, on a pro rata basis, the entire amount of such Consideration Adjustment from the funds otherwise payable to the Transferors pursuant to Section 2(b)(ii). If any Transferor does not pay the Transferee the remaining Consideration Adjustment attributable to such Transferor within the time period set forth in the preceding sentence, the Transferee shall, at its option, be entitled to direct the Escrow Agent (as defined in the Escrow Agreement) to pay to the Transferee such number of Escrow Shares as shall equal the Consideration Adjustment attributable to such Transferor.

         (d) Accounts Receivable. At the Closing, the Target shall, and the Transferors shall cause the Target to, deliver to the Transferee a complete list of the Target's accounts receivable as of the Closing Date (the "Closing Accounts Receivable"), which list shall itemize the Closing Accounts Receivable by customer and account. Such list of Closing Accounts Receivable shall be prepared on a basis consistent with the Closing Balance Sheet. Unless otherwise expressly provided herein, the Transferee and the Target shall have the sole right to collect the Closing Accounts Receivable following the Closing Date. No later than one hundred eighty (180) days after the Closing, the Transferee shall prepare and deliver to the Transferors' Representative a report setting forth all relevant information concerning the collection of the Closing Accounts Receivable during the one hundred eighty (180) day period following the Closing Date (the date such report is delivered being referred to as the "A/R Notification Date"), which report shall include, among other things, (i) a list of all uncollected Closing Accounts Receivable as of the A/R Notification Date ("Uncollected A/R") and (ii) a list of Uncollected A/R for which the Transferors will be required to compensate the Transferee on the terms set forth below (such Uncollected A/R being referred to as "Reimbursable Uncollected A/R"). Within three (3) business days after the A/R Notification Date, the Transferors shall pay to the Transferee the full amount in cash of all Reimbursable Uncollected A/R. After the Transferee has received from the Transferors the entire amount of all Reimbursable Uncollected A/R, the Transferee shall assign all of its rights in and to the Reimbursable Uncollected A/R to the Transferors and the Transferors shall then, and only then, be entitled to collect such Reimbursable Uncollected A/R and retain the proceeds therefrom. Such Reimbursable Uncollected A/R shall be assigned to the Transferors free and clear of all Security Interests, except for those Security Interests in existence on or prior to the Closing Date. The Transferee shall remit to the Transferors any payments received by it with respect to Reimbursable Uncollected A/R, provided that the Transferee has received from the Transferors the full amount of such Reimbursable Uncollected A/R. Notwithstanding the foregoing, the Transferors shall be relieved of their obligations under this Section 2(d) to the extent that the Transferee and the Target, as applicable, have failed to use commercially reasonable efforts to collect the Closing Accounts Receivable during such one hundred eighty (180) day period which, for purposes hereof, shall not involve the institution of legal action to collect such Closing Accounts Receivable.

         (e) Deliveries at the Closing. Simultaneous with the execution hereof, the following actions have been taken:

                  (i) each Transferor has delivered (A) the Non-Competition Agreement in the form attached hereto as Exhibit D, (B) the stock certificate or certificates representing all of his or its Target

Shares, endorsed in blank and accompanied by a duly executed stock power; (C) the Shareholders Agreement in the form attached hereto as Exhibit E; the (D) the Escrow Agreement; (E) the list of Closing Accounts Receivable as more fully described in Section 2(d) hereof; and (F) the Put Agreement in the form attached hereto as Exhibit F.

                  (ii) Susan R. Hopley has delivered an Employment Agreement in the form attached hereto as Exhibit G and Christopher M. Brittin has delivered an Employment Agreement in the form attached hereto as Exhibit H;

                  (iii) the Transferee has delivered (A) the Aggregate Consideration to the Transferors pursuant and subject to Section 2(b) hereof;
(B) the Escrow Agreement; (C) the Shareholders Agreement in the form attached hereto as Exhibit E; and (D) the Put Agreement in the form attached hereto as Exhibit F.

                  (iv) WTT has delivered the Employment Agreement in the form attached hereto as Exhibit G and, the Target has delivered the Employment Agreement in the form attached hereto as Exhibit H.

                  (v) The Target has delivered to the Transferee a written instrument or instruments, in form and substance reasonably satisfactory to the Transferee, pursuant to which each person listed on Exhibit I hereto has waived his or her rights under, and released the Target from all of its obligations in connection with, the document set forth beside his or her name.

         (f) Allocation. The Aggregate Consideration shall be allocated as set forth on Exhibit J attached hereto, which exhibit shall be amended, if necessary, on the Final Determination Date. The Transferors, the Target and the Transferee agree (i) to file their federal and state income tax return (and Form 8594, if applicable) on the basis of the allocation set forth on Exhibit J and
(ii) that none of them shall thereafter take a tax return position inconsistent with such allocation unless such inconsistent position shall arise out of or through an audit or other inquiry or examination by the Internal Revenue Service.

3.       REPRESENTATIONS AND WARRANTIES CONCERNING THE TRANSACTION.

         (a) Representations and Warranties of the Transferors Regarding the Transferors. Each Transferor represents and warrants to the Transferee that the statements contained in this Section 3(a) are correct and complete as of the date of this Agreement, except as set forth in the disclosure schedule delivered by the Transferors to the Transferee on the date hereof and initialed by the Transferors (the "Transferors' Disclosure Schedule"), which is arranged in paragraphs corresponding to the lettered and numbered paragraphs contained in this Section 3(a). All representations made in this Section 3(a) shall be deemed to be made by each Transferor individually and severally and not jointly; provided, however, that the representations and warranties in Sections 3(a)(iii) and 3(a)(v) shall be deemed to be made by the Transferors jointly and severally. Except with respect to those representations which are made jointly and severally, with respect to the representations in this Section 3(a) only, no Transferor shall have the obligation, or shall be deemed to have assumed or undertaken the obligation, to ascertain, verify, or confirm the accuracy or completeness of any representation made by any Transferor other than himself (except to the extent that a Transferor has actual personal knowledge (without any obligation of investigation) of matters or events regarding a representation made by another Transferor). Except with respect to those representations which are made jointly and severally, with respect to the representations in this
Section 3(a) only, no liability shall be imposed on any Transferor for the inaccuracy or incompleteness of a representation made by any other Transferor (unless a Transferor has actual personal knowledge (without any obligation of investigation) of a material misrepresentation or omission made by another Transferor).

                  (i) Authorization of Transaction. Each Transferor has full power, authority and legal capacity and competence to execute and deliver this Agreement and to perform his obligations hereunder. The execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby, have been duly and validly authorized by all necessary action on the part of each Transferor. This Agreement has been duly and validly executed and delivered by the Transferors and constitutes the valid and legally binding obligation of each Transferor, enforceable in accordance with its terms and conditions. No Transferor needs to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order to consummate the transactions contemplated by this Agreement.

                  (ii) Noncontravention. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (A) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which any Transferor or his assets is subject or (B) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which the Transferor is a party or by which he is bound or to which any of his assets is subject.

                  (iii) Brokers' Fees. No Transferor has any liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement.

                  (iv) Investment. Each Transferor (A) understands that the Transferee Shares and the Transferee Notes have not been, and will not be, registered under the Securities Act, or under any state securities laws, and are being offered and sold in reliance upon federal and state exemptions for transactions not involving any public offering, (B) is acquiring the Transferee Shares and the Transferee Notes solely for his own account for investment purposes, and not with a view to distribution, (C) is a sophisticated investor with knowledge and experience in business and financial matters, (D) has received certain information concerning the Transferee and has had the opportunity to obtain all the information requested by him concerning the Transferee and considered necessary or appropriate in order to evaluate the merits and the risks inherent in holding the Transferee Shares and the Transferee Notes, (E) is able to bear the economic risk and lack of liquidity inherent in holding the Transferee Shares and the Transferee Notes, and (F) is an Accredited Investor.

                  (v) Target Shares. The Transferors are the record holders and beneficial owners of all of the issued and outstanding capital stock of the Target. Each Transferor holds of record and owns beneficially, and has good and valid title to, the number of Target Shares set forth next to his name in paragraph (v) of the Transferors' Disclosure Schedule, and such shares are (i) validly issued, fully paid and non-assessable, and (ii) free and clear of any restrictions on transfer (other than any restrictions under the Securities Act and state securities laws), taxes, Security Interests, options, warrants, purchase rights, contracts, rights of first refusal, encumbrances of any kind whatsoever, commitments, equities, claims, and demands. No Transferor is a party to any option, warrant, purchase right, or other contract or commitment that could require the Transferor to sell, transfer, or otherwise dispose of any capital stock of the Target (other than this Agreement). No Transferor is a party to any voting trust, proxy, or other agreement or understanding with respect to the voting or transfer of any capital stock of the Target. Upon the occurrence of the Closing, the Transferee shall have obtained good and valid title to all of the capital stock of the Target, free and clear of any restrictions on transfer (other than any restrictions under the Securities Act and state securities laws), taxes, Security Interests, options, warrants, purchase rights, contracts, rights of first refusal, encumbrances of any kind whatsoever, commitments, equities, claims and demands. The Transferors have the full and exclusive power, right and authority to vote and dispose of the Target Shares.

         (b) Representations and Warranties of the Majority Transferors Concerning the Target. The Majority Transferors jointly and severally represent and warrant to the Transferee that the statements contained in this Section 3(b) are correct and complete as of the date of this Agreement, except as set forth in the disclosure schedule delivered by the Majority Transferors to the Transferee on the date hereof and initialed by the Majority Transferors (the "Target Disclosure Schedule"), which is arranged in paragraphs corresponding to the lettered and numbered paragraphs contained in this Section 3(b).

                  (i) Organization, Qualification, and Corporate Power. The Target is a corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation. The Target is duly authorized to conduct business and is in good standing under the laws of each jurisdiction where such qualification is required by virtue of the conduct of business or ownership of properties and assets, except where the lack of such qualification would not affect the enforceability of any material contract to which the Target is a party and would not have a material adverse effect on the business, financial condition, operations, results of operations, or future prospects of the Target. The Target has full corporate power and authority to carry on the businesses in which it is engaged and to own and use the properties owned and used by it. Paragraph (i) of the Target Disclosure Schedule lists the directors and officers of the Target. The copies of the charter documents and bylaws of the Target that have been previously delivered to the Transferee are the complete, true and correct charter documents and bylaws of the Target. The minutes of directors' and shareholders' meetings and the stock books of the Target that have previously been delivered to the Transferee are the complete, true and correct records of directors' and shareholders' meetings and stock issuances through and including the date hereof and reflect all transactions and other matters required to be reflected in such records.

                  (ii) Capitalization. The entire authorized capital stock of the Target consists of 20,000 shares of common stock, par value $1.00 per share, of which 10,000 shares of common stock, Class A, are issued and outstanding. All of the issued and outstanding Target Shares have been duly authorized, are validly issued, fully paid, and nonassessable, and are held of record by the respective Transferors as set forth in paragraph (ii) of the Target Disclosure Schedule. There are no outstanding or authorized, nor is the Target bound by any, options, warrants, purchase rights, subscription rights, conversion rights, exchange rights or rights of any character or other contacts or commitments that could require the Target to issue, sell, or otherwise cause to become outstanding any of its capital stock. All issuances, transfers or purchases of the capital stock of the Target have been in compliance with all applicable agreements and laws, and all taxes thereon have been paid. There are no outstanding or authorized stock appreciation, phantom stock, profit participation, or similar rights with respect to the Target. There are no outstanding obligations of the Target to repurchase, redeem or otherwise acquire any outstanding shares of capital stock of the Target. There are no voting trusts, proxies, or other agreements or understandings with respect to the voting or transfer of the capital stock of the Target.

                  (iii) Absence of Other Claims. No prior offer, issue, redemption, call, purchase, sale, merger, transfer, involvement in any transfer, negotiation or other transaction of any nature or kind with respect to any capital stock (including shares, offers, options, warrants, or debt convertible into shares, options or warrants) of the Target has given, or may give rise to
(i) any valid claim or action by any person (including, without limitation, any former or present holder of any of the Target Shares or any other capital stock of the Target or the Transferors) which is enforceable against the Target or the Transferee; or (ii) any valid interest in the Target, and to the Knowledge of the Majority Transferors and the Target, no fact or circumstance exists which could give rise to any such right, claim, action or interest on behalf of any person.

                  (iv) Noncontravention. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will, with or without notice or the lapse of time, or both, (i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which the Target is subject or any provision of the charter or bylaws of the Target or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which the Target is a party or by which it is bound or to which any of its assets is subject (or result in the imposition of any Security Interest upon any of its assets). The Target does not need to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order for the Parties to consummate the transactions contemplated by this Agreement.

                  (v) Brokers' Fees. The Target has no liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated hereby.

                  (vi) Title to Assets. The Target has good and marketable and/or valid title to, or a valid leasehold interest in, the real, personal and mixed, tangible and intangible properties and assets used by it, located on its premises, shown on the Target Most Recent Balance sheet or acquired after the date thereof, free and clear of all Security Interests, except for properties and assets disposed of in the Ordinary Course of Business since the date of the Target Most Recent Fiscal Month End. All properties and assets of the Target are located on the premises and principal business operations of the Target.

                  (vii) Subsidiaries; Investments. The Target has no Subsidiaries. The Target does not own any capital stock or other securities or have any other investment in any Person.

                  (viii) Financial Statements. Paragraph (viii) of the Target Disclosure Schedule contains the following financial statements (collectively the "Target Financial Statements"): (i) unaudited consolidated balance sheets and statements of income as of and for the fiscal years ended December 31, 1996 and December 31, 1997 for the Target; (ii) an unaudited consolidated balance sheet and statement of income, changes in stockholders' equity and cash flow as of and for the fiscal year ended December 31, 1998 (the "Target Most Recent Fiscal Year End") for the Target; and (iii) an unaudited consolidated balance sheet (the "Target Most Recent Balance Sheet") and statement of income, changes in stockholders' equity, and cash flow (the "Target Most Recent Financial Statements") as of and for the six months ended June 30, 1999 (the "Target Most Recent Fiscal Month End") for the Target. The Target Financial Statements (including the notes thereto) have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby and present fairly, in all material respects, the financial condition of the Target as of such dates and the results of operations of the Target for such periods; provided, however, that the Target Most Recent Financial Statements are subject to normal, recurring year-end adjustments (which will not be material individually or in the aggregate) and lack footnotes; and provided, further, that the Target Financial Statements identified in clause (i) above do not include statements of changes in stockholders' equity and cash flow.

                  (ix) Events Subsequent to Target Most Recent Fiscal Year End. Since the Target Most Recent Fiscal Year End, the Target has conducted its business in the Ordinary Course of Business and there has not been any material adverse change in the business, financial condition, operations, results of operations, or future prospects of the Target taken as a whole. Without limiting the generality of the foregoing, since that date:

                         (A) the Target has not sold, leased, transferred, or
assigned any assets, tangible or intangible, outside the Ordinary Course of Business;

                         (B) the Target has not entered into any agreement,
contract, lease, or license outside the Ordinary Course of Business;

                           (C) no party (including the Target) has accelerated,
terminated, made material modifications to, or canceled any material agreement, contract, lease, or license to which the Target is a party or by which any of them is bound;

                           (D) the Target has not imposed any Security Interest
upon any of its assets, tangible or intangible;

                           (E) the Target has not made any single capital
expenditure or investment in excess of $10,000 or cumulative capital expenditures or investments in excess of $25,000;

                           (F) the Target has not made any loan to any other
Person outside the Ordinary Course of Business;

                           (G) the Target has not created, incurred, assumed or
guaranteed more than $10,000 in aggregate indebtedness for borrowed money and capitalized lease obligations;

                           (H) the Target has not granted any license or
sublicense of any rights under or with respect to any Intellectual Property;

                           (I) there has been no change made or authorized in
the charter or bylaws of the Target;

                           (J) the Target has not issued, sold, or otherwise
disposed of any of its capital stock, or granted any options, warrants, or other rights to purchase or obtain (including upon conversion, exchange, or exercise) any of its capital stock;

                           (K) the Target has not declared, set aside, or paid
any dividend or made any distribution with respect to its capital stock (whether in cash or in kind) or redeemed, purchased, or otherwise acquired any of its capital stock;

                           (L) the Target has not experienced any damage,
destruction, or loss (whether or not covered by insurance) to its property, which damage, destruction or loss, individually or in the aggregate, exceeds $25,000;

                           (M) the Target has not made any loan to, or entered
into any other transaction with, any of its current or former directors, officers, and employees outside the Ordinary Course of Business;

                       (N) the Target has not entered into any employment or severance contract or collective bargaining agreement, written or oral, or modified the terms of any existing such contract or agreement;

                       (O) the Target has not granted any bonus to or increase in the base or other compensation of any of its directors, officers, and employees outside the Ordinary Course of Business;

                       (P) the Target has not adopted, amended, modified, or terminated any bonus, profit-sharing, incentive, severance, or other plan, contract, or commitment for the benefit of any of its current or former directors, officers, and employees (or taken any such action with respect to any other Employee Benefit Plan);

                       (Q) the Target has not made any other change in employment terms for any of its directors, officers, and employees outside the Ordinary Course of Business;

                       (R) the Target has not managed working capital components, including cash, receivables, other current assets, trade payables and other current liabilities in a fashion inconsistent with past practice, including failing to sell inventory and other property in an orderly and prudent manner or failing to make all budgeted and other normal capital expenditures, repairs, improvements and dispositions;

                       (S) the Target has not changed any accounting method for GAAP or Tax purposes and has not made or changed any Tax election;

                       (T) the Target has not suffered any adverse change in its working capital, assets, liabilities, financial condition, business property, or relationships with any suppliers or customers; or

                       (U) the Target has not committed to, or otherwise entered into any contract or agreement with respect to, any of the foregoing.

                  (x) Undisclosed Liabilities. The Target has no liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due, including any liability for taxes), except for
(i) liabilities set forth on the face of the Target Most Recent Balance Sheet (rather than in any notes thereto) and (ii) liabilities which have arisen after the Target Most Recent Fiscal Month End in the Ordinary Course of Business.

                  (xi) Legal Compliance. The Target has complied with all applicable laws (including rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings, and charges thereunder) of federal, state, local, and foreign governments (and all agencies thereof), and no action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand, or notice has been filed or commenced or, to the

Knowledge of the Majority Transferors or the Target, threatened against the Target alleging any failure so to comply.

                  (xii)  Tax Matters.

                        (A) The Target has timely filed, including applicable extensions, all Tax Returns that it was required to file. All such Tax Returns are true, correct and complete in all material respects. All Taxes owed by the Target (whether or not shown on any Tax Return) have been paid by the Target or Target has made adequate provision on its books and records for the payment of all Taxes required to be paid by it for all tax periods ending on or prior to the Closing Date, whether or not in connection with such Tax Returns. All deficiencies asserted against the Target as a result of any examinations by the Internal Revenue Service or any other taxing authority have been paid, fully settled or adequately provided for in the Target Most Recent Balance Sheet. The Target currently is not the beneficiary of any extension of time within which to file any Tax Return.

                        (B) There is no pending dispute or claim concerning any Tax liability of the Target for any period either (A) claimed or raised by any taxing authority in writing or (B) as to which the Target has knowledge based upon personal contact with any agent of such authority. There are no outstanding agreements or waivers extending the statutory period of limitations applicable to any Tax Return of Target for any period.

                        (C) Paragraph (xii) of the Target Disclosure Schedule lists all federal, state, local, and foreign Tax Returns filed with respect to the Target for taxable periods ended on or after June 30, 1999, indicates those Tax Returns that have been audited, and indicates those Tax Returns that currently are the subject of audit. The Target delivered to the Transferee correct and complete copies of all federal Tax Returns, examination reports, and statements of deficiencies assessed against, or agreed to by any of the Target since June 30, 1999 and made available such other Tax Returns requested by the Transferee. The Target does not conduct business or derive income from any state, local, or foreign taxing jurisdiction other than those for which Tax Returns have been filed. The Target has disclosed on its federal income Tax Returns all positions taken thereon that could give rise to any accuracy-related penalty within the meaning of Section 6662 of the Code. The Target has complied for all prior periods and will comply through the Closing Date with the Tax withholding provisions of all applicable federal, state, local and other laws. All accounting periods and methods used by the Target for Tax reporting purposes are permissible periods and methods under applicable law.

                        (D) The Target has not filed a consent under Code
Section 341(f) concerning collapsible corporations. The Target has not made any material payments, is not obligated to make any material payments, and is not a party to any agreement that under certain circumstances could obligate it to make any material payments that will not be deductible under Code Section 280G. The Target has not been a United States real property holding corporation within the meaning of Code Section 897(c)(2) during the applicable period specified in Code Section 897(c)(1)(A)(ii). The Target is not a party to any

Tax allocation or sharing agreement. The Target (A) has not been a member of an Affiliated Group filing a consolidated federal income Tax Return or (B) has no liability for the taxes of any other Person under Treas. Reg. Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract, or otherwise.

                         (E) The unpaid Taxes of the Target (A) did not, as of
the Target Most Recent Fiscal Month End, exceed by any material amount the reserve for Tax liability (rather than any reserve for deferred taxes established to reflect timing differences between book and tax income) set forth on the face of the Target Most Recent Balance Sheet (rather than in any notes thereto) and (B) will not exceed by any material amount that reserve as adjusted for operations and transactions through the Closing Date in accordance with the past custom and practice of the Target in filing its Tax Returns.

                  (xiii) Property.

                         (A) The Target owns no real property. Paragraph (xiii)
of the Target Disclosure Schedule lists and briefly describes all of the (i) real property that the Target leases or subleases, has agreed (or has an option) to lease, or may be obligated to lease and (ii) personal property that the Target owns or leases (or subleases), has agreed (or has an option) to purchase, sell or lease, or may be obligated to purchase, sell or lease. With respect to each such parcel of leased real property:

                             (1) there are no pending or, to the Knowledge of
the Target or the Majority Transferors, threatened condemnation proceedings, lawsuits, or administrative actions relating to the property or other matters adversely affecting the current use, occupancy, or value thereof;

                             (2) to the Knowledge of the Target and the Majority
Transferors, there are no leases, subleases, licenses, concessions, or other agreements, written or oral, granting to any party or parties the right of use or occupancy of any portion of the parcel of real property; and

                             (3) there are no parties (other than the Target) in
possession of the parcel of real property, other than tenants under any leases disclosed in paragraph (xiii) of the Target Disclosure Schedule who are in possession of space to which they are entitled.

                         (B) The Target has delivered to the Transferee correct
and complete copies of the leases and subleases listed in paragraph (xiii) of the Target Disclosure Schedule (as amended to date). With respect to each lease and sublease listed in paragraph (xiii) of the Target Disclosure Schedule:

                            (1) the lease or sublease is legal, valid, binding,
enforceable, and in full force and effect in all respects;

                            (2) no party to the lease or sublease is in breach
or default, and no event has occurred which, with notice or lapse of time, would constitute a breach or default or permit termination, modification, or acceleration thereunder;

                            (3) no party to the lease or sublease has repudiated
verbally or in writing to the Target or the Majority Transferors any provision thereof;

                            (4) there are no disputes, oral agreements, or
forbearance programs in effect as to the lease or sublease;

                            (5) the Target has not assigned, transferred,
conveyed, mortgaged, deeded in trust, or encumbered any interest in the leasehold or subleasehold; and

                            (6) all facilities leased or subleased thereunder
have received all approvals of governmental authorities (including licenses and permits) required in connection with the operation thereof, and have been operated and maintained in accordance with applicable laws, rules, and regulations in all material respects.

                        (C) The rights, properties and other assets presently owned, leased or licensed by the Target and described in paragraph (xiii) of the Target Disclosure Schedule include all rights, properties and other assets necessary to permit the Target to conduct its business in the same manner as its business has been heretofore conducted, without any need for replacement, refurbishment or extraordinary repair.

                        (D) All of the inventories of the Target included on the Target Most Recent Balance Sheet or subsequently acquired are merchantable and of a quality and quantity usable and saleable in the Ordinary Course of Business, and the quantities of each type of inventory (whether raw materials, work-in-process, or finished goods) are not excessive, but are reasonable, adequate and appropriate in the present circumstances of the Target. All of the inventories of the Target included on the Target Most Recent Balance Sheet are valued for the purposes thereof at the lower of cost or market.

                  (xiv) Intellectual Property.

                        (A) The Target has not interfered with, infringed upon, misappropriated, or violated any material Intellectual Property rights of third parties in any respect, and neither the Target nor the Majority Transferors have received any charge, complaint, claim, demand, or notice alleging any such interference, infringement, misappropriation, or violation (including any claim that the Target must license or refrain from using any Intellectual Property rights of any third party). To the Knowledge of the Majority Transferors or the Target, no third party has interfered with, infringed upon, misappropriated, or violated any material Intellectual Property rights of the Target in any respect.

                        (B) Paragraph (xiv)(B) of the Target Disclosure Schedule identifies each patent or registration which has been issued to the Target with respect to any of its Intellectual Property, identifies each pending patent application or application for registration which the Target has made with respect to any of its Intellectual Property, and identifies each license, agreement, or other permission which the Target has granted to any third party with respect to any of its Intellectual Property (together with any exceptions). The Target has delivered to the Transferee correct and complete copies of all such patents, registrations, applications, licenses, agreements, and permissions (as amended to date). Paragraph (xiv)(B) of the Target Disclosure Schedule also identifies each trade name or unregistered trademark used by the Target in connection with any of its businesses. With respect to each item of Intellectual Property required to be identified in paragraph (xiv)(B) of the Target Disclosure Schedule:

                            (1) the Target possesses all right, title, and
interest in and to the item, free and clear of any Security Interest, license, or other restriction;

                            (2) the item is not subject to any outstanding
injunction, judgment, order, decree, ruling, or charge;

                            (3) no action, suit, proceeding, hearing,
investigation, charge, complaint, claim, or demand is pending or, to the Knowledge of the Target or the Majority Transferors, is threatened which challenges the legality, validity, enforceability, use, or ownership of the item; and

                            (4) the Target has not agreed to indemnify any
Person for or against any interference, infringement, misappropriation, or other conflict with respect to the item.

                        (C) Paragraph (xiv)(C) of the Target Disclosure Schedule identifies each item of Intellectual Property that any third party owns and that the Target uses pursuant to license, sublicense, agreement, or permission other than non-proprietary software for desktop computers. The Target has delivered to the Transferee correct and complete copies of all such licenses, sublicenses, agreements, and permissions (as amended to date). With respect to each item of Intellectual Property required to be identified in paragraph (xiv)(C) of the Target Disclosure Schedule:

                            (1) the license, sublicense, agreement, or
permission covering the item is legal, valid, binding, enforceable, and in full force and effect in all respects;

                            (2) no party to the license, sublicense, agreement,
or permission is in breach or default, and no event has occurred which with notice or lapse of time would constitute a breach or default or permit termination, modification, or acceleration thereunder;

                            (3) no party to the license, sublicense, agreement,
or permission has repudiated any provision thereof; and

                            (4) the Target has not granted any sublicense or
similar right with respect to the license, sublicense, agreement, or permission.

                  (xv) Tangible Assets. The buildings, machinery, equipment, and other tangible assets that the Target owns (or purports to own) and leases are free from material defects (patent and latent), have been maintained in accordance with normal industry practice, are in good operating condition and repair (subject to normal wear and tear) and are adequate for the uses to which they are being put.

                  (xvi) Contracts. Paragraph (xvi) of the Target Disclosure Schedule lists the following contracts and other agreements to which the Target is a party:

                        (A) any agreement (or group of related agreements) for the lease of personal property to or from any Person providing for lease payments in excess of $25,000 per annum;

                        (B) any agreement (or group of related agreements) that may continue over a period of more than six months from the date hereof or involve consideration in excess of $25,000;

                        (C) any agreement concerning a partnership or joint venture;

                        (D) any agreement (or group of related agreements) under which it has created, incurred, assumed, or guaranteed any indebtedness for borrowed money or any capitalized lease obligation, in excess of $50,000 or under which it has imposed a Security Interest an any of its assets, tangible or intangible;

                        (E) any agreement concerning confidentiality or limiting the freedom of the Target to compete in any line of business in any geographic area or requiring the Target to share any profits;

                        (F) any agreement with any of the Transferors and their Affiliates (other than the Target);

                        (G) any profit sharing, stock option, stock purchase, stock appreciation, deferred compensation, severance, or other plan or arrangement for the benefit of its current or former directors, officers, and employees;

                        (H) any collective bargaining agreement;

                        (I) any agreement for the employment of any individual on a full-time, part-time, consulting, or other basis;

                        (J) any agreement under which it has advanced or loaned any amount to any of its current or former directors, officers, and employees outside the Ordinary Course of Business;

                          (K) any other agreement (or group of related
agreements) the performance of which involves consideration in excess of $5,000.

                          (L) any agreement or contract that is material to its
business, operations or prospects; or

                          (M) any agreement or arrangement entitling any person
or other entity to any profits, revenues or cash flows of the Target or requiring any payments or other distributions based on such profits, revenues or cash flows.

The Transferors have delivered to the Transferee a correct and complete copy of each written agreement listed in paragraph (xvi) of the Target Disclosure Schedule (as amended to date). With respect to each agreement, contract, lease and license arrangement referred to in this Agreement and required to be disclosed in any paragraph of the Target Disclosure Schedule: (A) the agreement is legal, valid, binding, enforceable, and in full force and effect in all respects; (B) no party is in breach or default, and no event has occurred which with or without notice or lapse of time, or both, would constitute a breach or default, or permit termination, modification, or acceleration, under the agreement; and (C) no party has repudiated verbally or in writing to the Target or the Transferors any provision of the agreement.

                  (xvii) Notes and Accounts Receivable. All notes and accounts receivable of the Target are reflected properly on its books and records, are valid receivables subject to no setoffs or counterclaims, represent monies due for goods sold or services rendered in the Ordinary Course of Business, are current and fully collectible, and will be collected in accordance with their terms at their recorded amounts, subject only to the reserve for bad debts set forth on the face of the Target Most Recent Balance Sheet (rather than in any notes thereto) as adjusted for operations and transactions through the Closing Date in accordance with the methodologies used to make accruals for bad debt on the Target Most Recent Balance Sheet.

                  (xviii) Powers of Attorney. There are no outstanding powers of attorney executed on behalf of the Target.

                  (xix) Insurance. Paragraph (xix) of the Target Disclosure Schedule sets forth the following information with respect to each insurance policy (including policies providing property, casualty, liability, and workers' compensation coverage and bond and surety arrangements) with respect to which the Target or any employee thereof is a party, a named insured, or otherwise the beneficiary of coverage:

                          (A) the name of the insurer, the name of the
policyholder, and the name of each covered insured; and

                          (B) the policy number and the period of coverage.

With respect to each such insurance policy: (A) the policy is legal, valid, binding, enforceable, and in full force and effect in all respects; (B) the Target is not in breach or default (including with respect to the payment of premiums or the giving of notices), and no event has occurred which, with notice or the lapse of time, would constitute such a breach or default, or permit termination, modification, or acceleration, under the policy; and (C) no party to the policy has repudiated any provision thereof. Neither the Target nor the Majority Transferors have received notice of any pending or threatened termination or premium increase (retroactive or otherwise). Paragraph (xix) of the Target Disclosure Schedule describes any self-insurance arrangements affecting any of the Target.

                  (xx) Litigation. Paragraph (xx) of the Target Disclosure Schedule sets forth each instance in which the Target (i) is subject to any outstanding injunction, judgment, order, decree, ruling, or charge or (ii) is a party or, to the Knowledge of any of the Majority Transferors or the Target, is threatened to be made a party to any action, suit, proceeding, hearing, or investigation of, in, or before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator.

                  (xxi) Product Warranty. All of the products manufactured, sold, leased, and delivered by the Target have conformed in all material respects with all applicable contractual commitments and all express and implied warranties, and the Target has no liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due) for replacement or repair thereof or other damages in connection therewith, subject only to the reserve for product warranty claims set forth on the face of the Target Most Recent Balance Sheet (rather than in any notes thereto). Substantially all of the products manufactured, sold, leased, and delivered by the Target are subject to standard terms and conditions of sale or lease. Paragraph (xxi) of the Target Disclosure Schedule includes copies of the standard terms and conditions of sale or lease for the Target (containing applicable guaranty, warranty, and indemnity provisions).

                  (xxii) Product Liability. The Target has no liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due) arising out of any injury to individuals or property as a result of the ownership, possession, or use of any product manufactured, sold, leased, or delivered by the Target.

                  (xxiii) Employees. Paragraph (xxiii) of the Target Disclosure Schedule sets forth the names and current compensation (broken down by category, e.g., salary, bonus, commission) of all employees of the Target, together with the date and amount of the last increase in compensation for such persons. To the Knowledge of the Target or the Majority Transferors, no executive, key employee, or significant number of employees plans to terminate employment with the Target during the next 12 months. The Target is not a party to or bound by any collective bargaining agreement, nor has it experienced any strike or grievance, claim of unfair labor practices, or other collective bargaining dispute within the past two years. The Target has not committed any unfair labor practice. Neither the Majority Transferors nor the Target have Knowledge of any organizational effort presently being made or threatened by or on behalf of any labor union with respect to employees of the Target. The Target is in material compliance with all laws related to employees and their compensation.

                  (xxiv)   Employee Benefits.

                           (A) Paragraph (xxiv)(A) of the Target Disclosure
Schedule lists each corporation, trade, business or other entity which now or at any time in the past would constitute an ERISA Affiliate. Paragraph (xxiv)(A) of the Target Disclosure Schedule also contains a true and complete list of each Employee Benefit Plan, designates those Employee Benefit Plans maintained by, or contributed to by, the Target on behalf of its employees, and designates each Employee Benefit Plan intended to be tax-qualified under Code Section 401(a).

                               (1) The Target, its predecessors in interest, and
each ERISA Affiliate have complied in all material respects with all of their respective obligations with respect to all Employee Benefit Plans. To the Knowledge of the Target or the Majority Transferors, each Employee Benefit Plan complies in form and in operation in all material respects with the applicable requirements of ERISA, the Code, and other applicable laws.

                               (2) Other than may be required by law,
neither the Target, its predecessors in interest nor any ERISA Affiliate has any agreement, arrangement, commitment or understanding, whether legally binding or not, to create any additional Employee Benefit Plan or to continue, modify, change in any material respect, or terminate any existing Employee Benefit Plan.

                               (3) To the Knowledge of the Target or the
Majority Transferors, none of the Employee Benefit Plans is currently under investigation, audit or review by the Department of Labor, the Internal Revenue Service or any other federal or state agency or is liable for any federal, state, local or foreign taxes. There is no transaction in connection with which the Target, any ERISA Affiliate or any Fiduciary of any of the Employee Benefit Plans could be subject to either a civil penalty assessed pursuant to ERISA
Section 502, a tax imposed by Code Section 4975 or liability for a breach of Fiduciary responsibility under ERISA.

                               (4) Other than routine claims for benefits
payable to participants or beneficiaries in accordance with the terms of the Employee Benefit Plans, there are no claims, pending or threatened, by any participant or beneficiary against any of the Employee Benefit Plans or any Fiduciary of any of the Employee Benefit Plans, and to the Knowledge of the Target or the Majority Transferees, no basis for any such claim or claims exists.

                               (5) The levels of insurance reserves and
accrued liabilities with regard to all Employee Benefit Plans (to which such reserves or liabilities do or should apply) are reasonable and sufficient to provide for all incurred but unreported claims and any retroactive or prospective premium adjustments.

                                (6)  It is intended that each Employee
Benefit Plan can be terminated on or prior to the Closing Date without liability to the Target, its predecessors in interest or any ERISA Affiliate, including, without limitation, any additional contributions, penalties, premiums, fees or any other charges as a result of the termination.

                                (7)  All required reports and descriptions
(Including Form 5500 Annual Reports, summary annual reports, PBGC-1's, and summary plan descriptions) have been timely filed and distributed appropriately with respect to each Employee Benefit Plan.

                                (8)  All contributions (including all
employer contributions and employee salary reduction contributions) which are due have been paid to each Employee Benefit Plan on or before the Closing Date have been paid to each Employee Pension Benefit Plan or accrued in accordance with the past custom and practice of the Target and applicable law.

                                (9)  It is intended that each Employee
Benefit Plan which is designated as a tax-qualified plan meets the requirements of a "qualified plan" under Code Section 401(a), has received a current favorable determination letter from the Internal Revenue Service that it is a "qualified plan," and the Majority Transferors are not aware of any facts or circumstances that could result in the revocation of such determination letter.

                                (10) The Target has delivered to the
Transferee correct and complete copies of all written plan documents and contracts, as amended, evidencing the Employee Benefit Plans, all summary plan descriptions, the most recent determination letter received from the Internal Revenue Service, the most recent Form 5500 Annual Report and certified financial statements, the most recent actuarial reports, and all related trust agreements, insurance or annuity contracts, and other funding agreements which implement each Employee Benefit Plan, as well as all other documents related to the Employee Benefit Plans reasonably requested by the Transferee.

                           (B)  Paragraph (xxiv)(B) of the Target Disclosure
Schedule identifies by plan name all of the Employee Benefit Plans (other than unfunded retirement plans which are not subject to the minimum coverage, minimum funding or Fiduciary requirements of ERISA by virtue of being an unfunded plan for a select group of management or highly compensated employees) that are pension plans within the meaning of ERISA Section 3(2) (the "Pension Plans"). There are no other Pension Plans maintained by any ERISA Affiliate.

                                (1) No liability to the Pension Benefit
Guaranty Corporation ("PBGC") (other than the liability to pay premiums when due) has been incurred with respect to the Pension Plans. All premiums due and payable to the PBGC with respect to the Pension Plans have been paid in a timely manner. The PBGC has not instituted proceedings to terminate any of the Pension Plans. No event has occurred, and there exists no condition or set of circumstances, which reasonably could be expected to result in the involuntary termination of any of the Pension Plans by the PBGC pursuant to ERISA Section 4042. Moreover, even if a Pension Plan were terminated voluntarily pursuant to ERISA Section 4041, neither the Target, its predecessors in interest nor any ERISA Affiliate would have any liability to the PBGC as a result of the termination.

                                (2) No notice of a Reportable Event has been
filed with the PBGC by the plan administrator of any of the Pension Plans, nor has any such Reportable Event occurred for which a notice to the PBGC is required.

                                (3) The current present value of all accrued
benefit obligations under each of the Pension Plans which is subject to Title IV of ERISA did not, as of its latest valuation date, exceed the then current value of the Pension Plan assets allocable to such benefit liabilities, based on reasonable actuarial assumptions currently used for such Pension Plan. In addition, each of the Pension Plans which is subject to Title IV of ERISA is fully funded on a termination basis, such that the net fair market value of the assets equals or exceeds the present value of the accrued benefits under such Pension Plan. The representation made in the preceding sentence is based upon the reasonable actuarial assumptions currently used for such Pension Plan with such modifications as is required by the PBGC for determining benefits on a termination basis.

                                (4) No accumulated funding deficiency (as
defined in ERISA Section 302(a)(2)), whether or not waived and regardless of the reason arising, exists with respect to any Pension Plan.

                                (5) None of the Pension Plans has been
terminated or partially terminated nor have the contributions to any such Pension Plans been discontinued (within the meaning of Code Section 411), nor have there been any events which might constitute grounds for such a termination, partial termination or discontinuance of contributions.

                            (C) Neither the Target, its predecessors in interest
nor any ERISA Affiliate maintains, sponsors or contributes to, has ever maintained, sponsored or contributed to, or has ever been required to maintain, sponsor or contribute to any Employee Benefit Plan providing medical, health, or life insurance or other welfare-type benefits for current or future retired or terminated employees, their spouses, or their dependents (other than in accordance with COBRA).

                            (D) Neither the Target, its predecessors in interest
nor any ERISA Affiliate maintains, sponsors or contributes to, or have ever maintained, sponsored or contributed to any Multiemployer Plan as defined in ERISA Section 3(37)(A), or have any material liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), including any withdrawal liability (as defined in ERISA Section 4201), under any such plan.

                  (xxv) Guaranties. The Target is not a guarantor or otherwise responsible for any liability or obligation (including indebtedness) of any other Person.

                  (xxvi)   Certain Business Relationships With the Target.
None of the Transferors or their Affiliates have been involved in any business arrangement or relationship with the Target within the past 12 months, and none of the Transferors or their Affiliates own any asset, tangible or intangible, which is used in the business of the Target.

                  (xxvii) Environmental, Health and Safety Matters. The Target is not now, and has never been, in violation of any applicable Environmental, Health and Safety Requirements. No claims have been made by any governmental authority, and to the Knowledge of the Majority Transferors and the Target, no such claim is anticipated, to the effect that the Target fails or may fail to comply with any applicable Environmental, Health and Safety Requirements.

                  (xxviii) Indebtedness. Paragraph (xxviii) of the Target Disclosure Schedule sets forth a complete and accurate list and description of all instruments or other documents relating to any direct or indirect indebtedness for borrowed money of the Target, as well as indebtedness by way of lease-purchase arrangements, guarantees, undertakings on which others rely in extending credit and all conditional sales contracts, chattel mortgages and other security arrangements with respect to personal property used or owned by the Target. The Target has made available to the Transferee a true, correct and complete copy of each of the items listed on paragraph (xxviii) of the Target Disclosure Schedule.

                  (xxix) Required Licenses and Permits. The Target has all licenses, permits or other authorizations of governmental authorities necessary for the conduct of its business. A correct and complete list of all such licenses, permits and other authorizations is set forth on paragraph (xxix) of the Target Disclosure Schedule.

                  (xxx) Major Suppliers and Customers. Paragraph (xxx) of the Target Disclosure Schedule sets forth a list of each supplier of goods or services to, and each customer of, the Target, to whom the Target paid or billed in the aggregate more than $10,000 during the 12-month period ended as of the date hereof, together, in each case, with the amount paid or billed during such period. The Target is not engaged in any dispute with any of such suppliers or customers. Neither the Transferors nor the Target knows or has reason to believe that the consummation of the transactions contemplated hereunder will have any adverse effect on the business relationship of the Target with any such supplier or customer.

                  (xxxi) Required Consents and Approvals. No consent or approval is required by virtue of the execution hereof by the Target or the consummation of any of the transactions contemplated herein by the Target to avoid the violation or breach of, or the default under, or the creation of a lien on assets of the Target pursuant to the terms of, any regulation, order, decree or award of any court or governmental agency or any lease, agreement, contract, mortgage, note, license, or any other instrument to which the Target is a party or to which it or any of its properties or assets or any of the Target Shares are subject.

                  (xxxii) Disclosure. The representations and warranties contained in this Section 3(b) do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained in this Section 3(b) not misleading.

         (c) Representations and Warranties of the Transferee. The Transferee represents and warrants to the Transferors that the statements contained in this Section 3(c) are correct and complete as of the date of this Agreement, except as set forth in the disclosure schedule delivered by the Transferee to the Transferors and the Target on the date hereof and initialed by the Transferee (the "Transferee Disclosure Schedule"), which is arranged in paragraphs corresponding to the lettered and numbered paragraphs contained in this Section 3(c). All matters set forth in any documents relating to the Reorganization which have been provided to counsel for the Transferors or the Target shall, for the purposes hereof, be deemed to have been disclosed in the appropriate portion of the Transferee Disclosure Schedule.

                  (i) Organization, Qualification, and Corporate Power. The Transferee is a corporation duly organized, validly existing, and in good standing under the laws of the State of Georgia. The Transferee is duly authorized to conduct business and is in good standing under the laws of each jurisdiction where such qualification is required by virtue of the conduct of business ownership of properties or assets, except where the lack of such qualification would not affect the enforceability of any material contract to which the Transferee is a party and would not have a material adverse effect on the business, financial condition, operations, results of operations, or future prospects of the Transferee. The Transferee has full power and authority to carry on the businesses in which it is engaged and to own and use the properties owned and used by it. Paragraph (i) of the Transferee Disclosure Schedule lists the directors and officers of the Transferee. The copies of the charter documents and bylaws of the Transferee that have been previously delivered to the Target are the complete, true and correct charter documents and bylaws of the Transferee. The minutes of directors' and stockholders' meetings and the stock books of the Transferee that have previously been delivered to the Target are the complete, true and correct records of directors' and shareholders' meetings and stock issuances through and including the date hereof and reflect all transactions and other matters required to be reflected in such records.

                  (ii) Capitalization. The entire authorized capital stock of the Transferee consists of 20,000,000 shares of common stock, par value $.01 per share, and 100,000 shares of preferred stock, without par value, of which 9,269,373 shares of common stock will be issued and outstanding and zero (0) shares will be held in treasury following the consummation of the Reorganization. All shares of capital stock in the Transferee have been duly authorized, and are fully paid, nonassessable, and held by the persons as set forth in paragraph (ii) of the Transferee Disclosure Schedule. There are no outstanding or authorized, nor is the Transferee bound by any, options, warrants, purchase rights, subscription rights, conversion rights, exchange rights or rights of any character or other contacts or commitments that could require the

Transferee to issue, sell, or otherwise cause to become outstanding any of its capital stock. All issuances, transfers or purchases of the capital stock of the Transferee have been in compliance with all applicable agreements and laws, and all taxes thereon have been paid. There are no outstanding or authorized stock appreciation, phantom stock, profit participation, or similar rights with respect to the Transferee. There are no outstanding obligations of the Transferee to repurchase, redeem or otherwise acquire any outstanding shares of capital stock of the Transferee. There are no voting trusts, proxies, or other agreements or understandings with respect to the voting or transfer of the capital stock of the Transferee.

                  (iii) Noncontravention. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will, with or without notice or the lapse of time, or both, (i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which the Transferee is subject or any provision of the articles of incorporation or bylaws of the Transferee or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which the Transferee is a party or by which it is bound or to which any of its assets is subject (or result in the imposition of any Security Interest upon any of its assets). The Transferee does not need to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order for the Transferee to consummate the transactions contemplated by this Agreement.

                  (iv) Brokers' Fees. The Transferee has no liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement.

                  (v) Subsidiaries. The Subsidiaries of the Transferee are as set forth on paragraph (v) of the Transferee Disclosure Schedule.

                  (vi) Authorization of Transaction. The Transferee has full power and authority to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement constitutes the valid and legally binding obligation of the Transferee, enforceable in accordance with its term and conditions. The Transferee need not give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order to consummate the transactions contemplated by this Agreement.

                  (vii) Investment. The Transferee is not acquiring the Target Shares with a view to or for sale in connection with any distribution thereof within the meaning of the Securities Act.

                  (viii) Financial Statements. Paragraph (viii) of the Transferee Disclosure Schedule contains the following financial statements (collectively the "Transferee Financial Statements"): (i) audited balance sheets and statements of income, changes in members' equity, and cash flow as of and for the fiscal years ended December 31, 1997 and December 31, 1998 for WTT; (ii) an unaudited balance sheet as of and for the fiscal year ended December 31, 1998 for BCD; and
(iii) an unaudited balance sheet for BCD and an unaudited balance sheet and statement of income, changes in members' equity, and cash flow for WTT (collectively, the "Transferee Most Recent Financial Statements") as of and for the seven months ended July 31, 1999 (the "Transferee Most Recent Fiscal Month End"). The Transferee Financial Statements (including the notes thereto) have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby and present fairly, in all material respects, the financial condition of WTT and BCD as of such dates and the results of operations for such periods; provided, however, that the Transferee Most Recent Financial Statements are subject to normal recurring year-end adjustments (which will not be material individually or in the aggregate) and lack footnotes and other presentation items.

                  (ix) Events Subsequent to Most Recent Fiscal Year End. Since July 31, 1999, the Transferee Affiliates have conducted their respective businesses in the Ordinary Course of Business and there has not been any material adverse change in the business, financial condition, operations, results of operations, or future prospects of the Transferee and the Transferee Affiliates taken as a whole.

                  (x) Undisclosed Liabilities. The Transferee and the Transferee Affiliates have no liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due, including any liability for taxes), except for (i) liabilities set forth on the face of the Transferee Most Recent Balance Sheet and (ii) liabilities which have arisen after the Transferee Most Recent Fiscal Month End in the Ordinary Course of Business.

                  (xi) Legal Compliance. The Transferee and the Transferee Affiliates have complied with all applicable laws (including rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings, and charges thereunder) of federal, state, local, and foreign governments (and all agencies thereof), and no action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand, or notice has been filed or commenced against them, or to the Knowledge of the Transferee, threatened against them alleging any failure to so comply.

                  (xii) Litigation. Paragraph (xii) of the Transferee Disclosure Schedule sets forth each instance in which the Transferee or any Transferee Affiliate (i) is subject to any outstanding injunction, judgment, order, decree, ruling, or charge or (ii) is a party or, to the Knowledge of the Transferee, is threatened to be made a party to any action, suit, proceeding, hearing, or investigation of, in, or before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator.

                  (xiii) Guaranties. Neither the Transferee nor any Transferee Affiliate is a guarantor or otherwise responsible for any liability or obligation (including indebtedness) of any other Person.

                  (xiv) Required Consents and Approvals. No consent or approval is required by virtue of the execution hereof by the Transferee or the consummation of any of the transactions contemplated herein by the Transferee to avoid the violation or breach of, or the default under, or the creation of a lien on assets of the Transferee or the Transferee Affiliates pursuant to the terms of, any regulation, order, decree or award of any court or governmental agency or any lease, agreement, contract, mortgage, note, license, or any other instrument to which the Transferee or a Transferee Affiliate is a party or to which the Transferee or any of the Transferee Affiliates or any of their properties or assets are subject.

                  (xv) Intellectual Property. Neither the Transferee nor the Transferee Affiliates have interfered with, infringed upon, misappropriated or violated any material Intellectual Property rights of third parties in any respect, and neither the Transferee nor the Transferee Affiliates have received any charge, complaint, claim, demand or notice alleging any such interference, infringement, misappropriation or violation (including any claim that the Transferee or the Transferee Affiliates must license or refrain from using any Intellectual Property rights of any third party). To the Knowledge of the Transferee, no third party has interfered with, infringed upon, misappropriated, or violated any material Intellectual Property rights of the Transferee or the Transferee Affiliates in any respect.

                  (xvi) Contracts. Neither the Transferee nor any Transferee Affiliate nor any other party is in breach or default of any agreement, contract, lease or license arrangement to which the Transferee or any Transferee Affiliate is party, except where such breach or default would not reasonably be expected to have a material adverse effect on the business, financial condition or results of operations of the Transferee and the Transferee Affiliates taken as a whole.

                  (xvii) Employee Benefits. To the Knowledge of the Transferee, the Transferee Benefit Plans have been maintained in material compliance with the applicable requirements of ERISA, the Code and other applicable laws. For purposes hereof "Transferee Benefit Plans" shall mean any agreement, arrangement, commitment, policy or understanding of any kind (whether written or oral) which (i) makes available retirement or welfare benefits; (ii) pertaining to the present or former employees, retirees, directors or independent contractors (or their beneficiaries, dependents or spouses) of the Transferee, its predecessors in interest or any entity which is treated as a single employer with the Transferee for purposes of Section 414 of the Code (an "ERISA Affiliate of the Transferee"); and (iii) is currently or expected to be adopted, maintained by, sponsored in whole or in part by, or contributed to by the Transferee, any of its predecessors in interest or any ERISA Affiliate of the Transferee or as to which the Transferee, any of its predecessors in interest or any ERISA Affiliate of the Transferee has any ongoing liability or obligation whatsoever including, but not limited to, all: (a) employee benefit plans as defined in Section 3(3) or ERISA; (b) other deferred compensation, early retirement, incentive, profit sharing, thrift, stock ownership, stock appreciation rights, bonus, stock option, stock purchase, severance, educational assistance, employee assistance, welfare or vacation, or other nonqualified benefit plans or arrangements; and (c) trusts, insurance policies or other funding media for the plans and arrangements described herein above.

                  (xviii) Insurance. All of the assets of the Transferee and the Transferee Affiliates of an insurable nature and of a character usually insured by companies of comparable size and carrying on businesses similar to that of the Transferee and the Transferee Affiliates are insured in such amounts and against such losses or casualties as is usual in such companies and for such assets, except where the failure to be so insured would not reasonably be expected to have a material adverse effect on the business, financial condition or results of operations of the Transferee and the Transferee Affiliates taken as a whole.

4.       OTHER AGREEMENTS.  THE PARTIES AGREE AS FOLLOWS:

         (a) General. In case at any time after the Closing any further action is necessary to carry out the purposes of this Agreement, each of the Parties will take such further action (including the execution and delivery of such further instruments and documents) as any other Party reasonably may request, all at the sole cost and expense of the requesting Party (unless the requesting Party is entitled to indemnification therefor under Section 5 below). The Transferors acknowledge and agree that from and after the Closing, the Transferee will be entitled to possession of all documents, books, records (including tax records), agreements, and financial data of any sort relating to the Target.

         (b) Transition. None of the Transferors will take any action that is designed or intended or likely to have the effect of discouraging any lessor, licensor, customer, supplier, or other business associate of the Target from maintaining the same business relationships with the Target after the Closing as it maintained with the Target prior to the Closing.

         (c) Transferee Notes. The Transferee Notes will be imprinted with a legend substantially in the following form:

                  THIS NOTE WAS ORIGINALLY ISSUED ON NOVEMBER 4,
                  1999, AND HAS NOT BEEN REGISTERED UNDER THE
                  SECURITIES ACT OF 1933, AS AMENDED. THIS NOTE IS NON-TRANSFERABLE AND NON-NEGOTIABLE.

         (d) Transferee Shares. All certificates for the Transferee Shares and the Escrow Shares shall bear the following legend:

                  THE SHARES EVIDENCED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), OR ANY OTHER STATE SECURITIES LAWS (COLLECTIVELY, THE "STATE SECURITIES ACTS"), AND HAVE BEEN ISSUED AND SOLD IN RELIANCE UPON EXEMPTIONS FROM THE REGISTRATION REQUIREMENTS OF SUCH ACTS,
                  INCLUDING, BUT NOT NECESSARILY LIMITED TO, THE

                  EXEMPTIONS CONTAINED IN SECTION 4(2) OF THE
                  SECURITIES ACT.

         (e) Reporting of Transaction. The Transferee agrees to report and document the transactions hereunder in accordance with such transactions being part of a tax-free exchange under Section 351 of the Code.

         (f) Shareholder Debt. At the Closing, the Transferee shall satisfy and retire the entire amount of the liabilities set forth on Exhibit C attached hereto including, without limitation, the outstanding balance due under the notes and/or agreements set forth on Exhibit K hereto (collectively, the "Notes") pursuant to written instructions delivered by Christopher M. Brittin to the Transferee at least two (2) business days prior to the Closing. Immediately upon receipt of such payment, the original Notes marked "Paid in Full" shall be delivered to the Transferee and all obligations thereunder or with respect thereto shall be satisfied.

         (g) Certain Obligations. If, as of the date hereof, Susan R. Hopley and Christopher M. Brittin have not been released from their obligations as guarantors of the Target pursuant to (i) that certain Continuity Guaranty of the Periodic Payment Business Loan and the Business Ready Credit Agreement between CitiBank, F.S.B. and the Target (collectively, the "CitiBank Loan") and
(ii) that certain lease agreement, dated January 30, 1998, between the Target and Thomas Brown, Inc. (collectively, the "Target Obligations"), the Transferee shall indemnify and held harmless Susan R. Hopley and Christopher M. Brittin from and against all Adverse Consequences related to such Target Obligations arising after the Closing Date. The Transferee will use commercially reasonable efforts to satisfy and retire the outstanding balance due under the Citibank Loan within twelve (12) business days following the Closing Date.

5.       REMEDIES FOR BREACHES OF THIS AGREEMENT.

         (a)      Survival; Time to Assert Claims.

                  (i) The representations and warranties of the Parties contained herein shall not be extinguished by the Closing but shall survive the Closing, subject to the limitations set forth in Section 5(a)(ii) hereof with respect to the time periods within which claims for indemnity must be asserted, and the covenants and agreements of the Parties made herein shall survive without limitation as to time except as may be otherwise specified herein. No investigation by one Party of the other shall affect the term of survival of any representation or warranty contained herein, or the term of the respective rights of the Transferee Protected Parties or the Transferor Protected Parties (as defined below) to seek indemnification hereunder.

                  (ii) All claims for indemnification hereunder shall be asserted no later than two (2) years after the Closing Date, except as follows:

                       (A) claims with respect to Adverse Consequences arising out of or related in any way to any breach of or inaccuracy in the representations and warranties contained in Section 3(a), Sections 3(b)(i)-(v) or Sections 3(c)(i)-(iv) hereof may be made without limitation, except as limited by law; and

                       (B) claims with respect to Adverse Consequences arising out of or related in any way to any breach of or inaccuracy in the representations and warranties contained in Sections 3(b)(xi), (xii), (xxiv) and (xxvii) or Sections 3(c)(xi) and (xvii) hereof may be made until, and shall be made no later than, thirty (30) days after the expiration of the applicable statute of limitations relative to the liability relating to such representation or warranty.

(The matters cited in clauses (A) and (B) above being hereinafter collectively referred to as the "Surviving Matters.")

Nothing herein shall be deemed to prevent a Transferee Protected Party or a Transferor Protected Party from making a claim for indemnity hereunder for potential or contingent claims or demands provided the notice of Adverse Consequences sets forth the specific basis for any such potential or contingent claim or demand to the extent then feasible and the party making the claim has reasonable grounds to believe that such a claim or demand may become actual.

         (b) Indemnification Provisions for Benefit of the Transferee. In the event of any breach of the Transferors' or the Majority Transferors' representations, warranties, or covenants contained herein, and, if there is an applicable survival period pursuant to Section 5(a) above, provided that the applicable Transferee Protected Party makes a written claim for indemnification against any of the Transferors or the Majority Transferors, as applicable, pursuant to Section 5(e) below within such survival period, then the Transferors or the Majority Transferors, as applicable, jointly and severally (except where as otherwise specifically set forth herein) agree to indemnify the Transferee, the Target, or any successors or assigns thereto, and their respective officers, employees, consultants and agents (the "Transferee Protected Parties") from and against the entirety of any Adverse Consequences the Transferee Protected Parties suffer resulting from, arising out of, relating to, in the nature of, or caused by the breach. Notwithstanding the foregoing, the maximum liability of the Transferors and the Majority Transferors pursuant to this Section 5 shall not exceed the Aggregate Consideration and the Transferors and the Majority Transferors shall not have any obligation to indemnify the Transferee Protected Parties from and against any Adverse Consequences resulting from, arising out of, relating to, in the nature of or caused by the breach of any representation or warranty of the Transferors or the Majority Transferors contained herein until the Transferee Protected Parties have suffered, in the aggregate, Adverse Consequences by reason of all such breaches in excess of $75,000 (the "Basket Amount"), after which point the Transferors or the Majority Transferors, as applicable, will be obligated to indemnify the applicable Transferee Protected Parties from and against the entire amount of such Adverse Consequences from the first dollar thereof; provided, however, that claims with respect to the Surviving Matters shall not be subject to the Basket Amount, nor shall the amount of any such claim with respect to a Surviving Matter be applied or included with other claims to determine whether the Basket Amount has been reached.

         (c) Indemnification Provisions for Benefit of the Transferors. In the event of any breach of the Transferee's representations, warranties, or covenants contained herein, and, if there is an applicable survival period pursuant to Section 5(a) above, provided that the applicable Transferor Protected Party makes a written claim for indemnification against the Transferee pursuant to Section 5(e) below within such survival period, then the Transferee agrees to indemnify each of the Transferors or any successors or assignees thereto, and their respective officers, employees, consultants and agents (the "Transferor Protected Parties") from and against the entirety of any Adverse Consequences the Transferor Protected Parties suffer resulting from, arising out of, relating to, in the nature of, or caused by the breach. Notwithstanding the foregoing, the maximum liability of the Transferee pursuant to this Section 5 shall not exceed the Aggregate Consideration and the Transferee shall not have any obligation to indemnify the Transferor Protected Parties from and against any Adverse Consequences resulting from, arising out of, relating to, in the nature of or caused by the breach of any representation or warranty of the Transferee contained herein until the Transferor Protected Parties have suffered, in the aggregate, Adverse Consequences by reason of all such breaches in excess of the Basket Amount, after which point the Transferee will be obligated to indemnify the applicable Transferor Protected Parties from and against the entire amount of such Adverse Consequences from the first dollar thereof; provided, however, that claims with respect to the Surviving Matters shall not be subject to the Basket Amount, nor shall the amount of any such claim with respect to a Surviving Matter be applied or included with other claims to determine whether the Basket Amount has been reached.

         (d)      Matters Involving Third Parties.

                  (i) For purposes of this Section 5(d), the term "Party" shall include all Transferee Protected Parties and Transferor Protected Parties. If any third party shall notify, or be notified by, any Party (the "Indemnified Party") with respect to any matter (a "Third Party Claim") which may give rise to a claim for indemnification against any other Party (the "Indemnifying Party") under this Section 5, then the Indemnified Party shall promptly notify each Indemnifying Party thereof in writing; provided, however, that no delay on the part of the Indemnified Party in notifying any Indemnifying Party shall relieve the Indemnifying Party from any obligation hereunder unless (and then solely to the extent) the Indemnifying Party thereby is prejudiced.

                  (ii) Any Indemnifying Party will have the right to assume, at its cost and expense, the defense of the Third Party Claim with counsel of his or its choice reasonably satisfactory to the Indemnified Party at any time within 15 days after the Indemnified Party has given notice of the Third Party Claim; provided, however, that the Indemnifying Party must conduct the defense of the Third Party Claim actively and diligently thereafter in order to preserve its rights in this regard; and provided further that the Indemnified Party may retain separate co-counsel at its sole cost and expense and participate in the defense of the Third Party Claim.

                  (iii) So long as the Indemnifying Party has assumed and is conducting the defense of the Third Party Claim in accordance with Section 5(d)(ii) above, however, (A) the Indemnifying Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnified Party (not to be withheld unreasonably) unless the judgment or proposed settlement involves only the payment of money damages by one or more of the Indemnifying Parties and does not impose an injunction or other equitable relief upon the Indemnified Party and (B) the Indemnified Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnifying Party (not to be withheld unreasonably).

                  (iv) In the event none of the Indemnifying Parties assumes and conducts the defense of the Third Party Claim in accordance with Section 5(d)(ii) above, however, (A) the Indemnified Party may defend against, and consent to the entry of any judgment or enter into any settlement with respect to, the Third Party Claim in any manner he or it reasonably may deem appropriate (and the Indemnified Party need not consult with, or obtain any consent from, any Indemnifying Party in connection therewith) and (B) the Indemnifying Parties will remain responsible for any Adverse Consequences the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third Party Claim to the fullest extent provided in this Section 5.

         (e) Notice of Claim. The Indemnified Party shall notify the Indemnifying Party, in writing, of any claim for indemnification hereunder, specifying in reasonable detail, the nature of the Adverse Consequence and, if known, the amount or an estimate of the amount of the liability therefrom. The Indemnified Party shall provide to the Indemnifying party as promptly as practicable such information and documentation as may be reasonably requested to support and verify the claim asserted, so long as such disclosure would not violate the attorney-client privilege of the Indemnified Party.

         (f) Exclusive Remedy. The Transferee and the Transferors acknowledge and agree that the foregoing indemnification provisions in this
Section 5 shall be the exclusive remedy of the Transferee and the Transferors with respect to claims related to this Agreement and the matters covered hereunder, except for fraud.

         (g) Escrow of Funds. If payment under any Transferee Note is due and payable at the time that a claim for indemnity by any Transferee Protected Party pursuant to this Section 5 is outstanding, the Transferee shall deposit with the Escrow Agent (as defined in the Escrow Agreement) such amount from the Transferee Notes as shall be sufficient, together with the remaining balance of cash and stock held by the Escrow Agent pursuant to the Escrow Agreement, to satisfy the entire amount of the indemnity claim and such amount shall be held pursuant to the Escrow Agreement pending final resolution of such indemnity claim.

6.       MISCELLANEOUS.

         (a) Nature of Certain Obligations. Certain representations and warranties of the Transferors contained herein are made severally, and not jointly. With respect to such representations and warranties, the particular Transferors making the representation, warranty, or covenant will be solely responsible to the extent provided in Section 5 above for any Adverse Consequences the Transferee Protected Parties may suffer as a result of any breach thereof.

         (b) Press Releases and Public Announcements. No Party shall issue any press release or make a public announcement relating to the subject matter of this Agreement prior to the Closing without the prior written approval of the Transferee and the Majority Transferors.

         (c) No Third-Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any Person other than the Parties, the Transferee Protected Parties, the Transferor Protected Parties and their respective successors and permitted assigns.

         (d) Entire Agreement. This Agreement (including the documents referred to herein) constitutes the entire agreement among the Parties and supersedes any prior understandings, agreements, or representations by or among the Parties, written or oral, to the extent they related in any way to the subject matter hereof.

         (e) Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of his or its rights, interests, or obligations hereunder without the prior written approval of the Transferee and the Majority Transferors; provided, however, that the Transferee may (i) assign any or all of its rights and interests hereunder to one or more of its Affiliates and (ii) designate one or more of its Affiliates to perform its obligations hereunder (in any or all of which cases the Transferee nonetheless shall remain responsible for the performance of all of its obligations hereunder).

         (f) Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

         (g) Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

         (h) Notices. All notices, requests, demands, claims, and other communications hereunder will be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given if (and then on such business day) it is sent by facsimile or if (and then two business days after) it is sent by registered or certified mail, return receipt requested, postage prepaid, and addressed to the intended recipient as set forth below:

                  If to the Transferors:    Susan R.  Hopely
                                            International Software Products
                                            1477 Chain Bridge Road, Suite 201
                                            McLean, VA 22101
                                            Attention: Susan R. Hopley
                                            Facsimile: (703) 748-1281

                  Copy to:                  Greenberg Traurig
                                            1750 Tysons Blvd., Suite 1200
                                            McLean, VA 22102
                                            Attention: C. Thomas Hicks III, Esq.
                                            Facsimile: (703) 749-1301

                  If to the Transferee:     WT Technologies, Inc.
                                            1055 Lenox Park Boulevard, Fourth
                                            Floor
                                            Atlanta, Georgia
                                            Attention:  President
                                            Facsimile: (404) 841-6770

                  Copy to:                  Long Aldridge & Norman LLP
                                            303 Peachtree Street
                                            Suite 5300
                                            Atlanta, Georgia 30308
                                            Attention: Jeffrey K. Haidet, Esq.
                                            Facsimile: (404) 527-4198

Any Party may send any notice, request demand, claim, or other communication hereunder to the intended recipient at the address set forth above using any other means, but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient. Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder to be delivered by giving the other Parties notice in the manner herein set forth.

         (i) Governing Law. This Agreement shall be governed by and construed in accordance with the domestic laws of the State of Georgia without giving effect to any choice or conflict of law provision or rules thereof.

         (j) Amendments and Waivers. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by the Transferee and the Majority Transferors. No waiver by any Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

         (k) Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

         (l) Expenses. Each of the Parties will bear his or its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby. The Transferors agree that the Target has not borne and will not bear any of the Transferors' costs and expenses (including any of their legal fees and expenses) in connection with this Agreement or any of the transactions contemplated hereby.

         (m) Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word "including" shall mean including without limitation. The word "his" shall include "her."

         (n) Incorporation of Exhibits, Annexes, and Schedules. The Exhibits, the Transferors' Disclosure Schedule, the Target Disclosure Schedule and the Transferee Disclosure Schedule identified in this Agreement are incorporated herein by reference and made a part hereof.




                    (SIGNATURES BEGIN ON THE FOLLOWING PAGE)

         IN WITNESS WHEREOF, the Parties hereto have executed this Agreement on the date first above written.

"TRANSFEREE":

WT TECHNOLOGIES, INC.

By:
   ------------------------------------------
   Name:
        -------------------------------------
   Title:
         ------------------------------------

"TARGET":

ARTHUR H. LTD.
D/B/A INTERNATIONAL SOFTWARE PRODUCTS

By:
   ------------------------------------------
   Name:
        -------------------------------------
   Title:
         ------------------------------------


"TRANSFERORS":

---------------------------------------
Christopher M. Brittin

---------------------------------------
Susan R. Hopley

THE GARY D. SMITH AND
JEAN H. SMITH TRUST

By:
   -------------------------------------------
   Name: Gary D. Smith
   Title: Trustee

By:
   -------------------------------------------
   Name: Jean H. Smith
   Title: Trustee

----------------------------------------------
F. Gilmer Siler

                   [SIGNATURE PAGE TO CONTRIBUTION AGREEMENT]

                                    EXHIBIT A



                                ESCROW AGREEMENT

                                    EXHIBIT B



                                TRANSFEREE NOTES

                                    EXHIBIT C


                                SHAREHOLDER DEBT

                                    EXHIBIT D


                            NON-COMPETITION AGREEMENT

                                    EXHIBIT E


                             SHAREHOLDERS AGREEMENT

                                    EXHIBIT F


                                  PUT AGREEMENT

                                    EXHIBIT G


                           HOPLEY EMPLOYMENT AGREEMENT

                                    EXHIBIT H


                          BRITTIN EMPLOYMENT AGREEMENT

                                    EXHIBIT I


                     EMPLOYEE RETIREMENT FUND CONTRIBUTIONS



         Name                                           Document
         ----                                           --------
1.       Rashelle Johnson                      Offer letter of employment
2.       John C. Leftwich                      Offer letter of employment
3.       Margaret Petersen                     Offer letter of employment
4.       Karim Sharif                          Offer letter of employment
5.       Laurie Bailey                         Offer letter of employment
6.       David Barnard                         Offer letter of employment
7.       Christopher M. Brittin                Offer letter of employment
8.       Nicole Curtis                         Offer letter of employment
9.       Ferri Decatur                         Offer letter of employment
10.      Jason Gabor                           Offer letter of employment
11.      Rich Granson                          Offer letter of employment
12.      Debbie Hoggan                         Offer letter of employment
13.      Susan R. Hopley                       Offer letter of employment
14.      Danielle Jones                        Offer letter of employment
15.      Bryanne Mayhew                        Offer letter of employment
16.      Tracey Petrini                        Offer letter of employment
17.      F. Gilmer Siler                       Offer letter of employment
18.      Mike Sziede                           Offer letter of employment
19.      Tom Sziede                            Offer letter of employment
29.      Wanda Trimble                         Offer letter of employment

                                    EXHIBIT J


                                   ALLOCATION



1.       Target Shares                               $ 7,271,239.17


2.       Non-Competition Agreements                  $      100,000*
                                                     --------------
                                                     $ 7,371,239.17**



--------------
   * Represents $71,000 for the Non-Competition Agreement entered into by Susan
R. Hopley and $29,000 for the Non-Competition Agreement entered into by Christopher M. Brittin.
  ** Aggregate Consideration is subject to adjustment pursuant to Section 2(c) of the Agreement.

                                EXHIBIT K: NOTES